Exhibit 99.1

Contact:

AtriCure, Inc.

Julie A. Piton

Vice President and Chief Financial Officer

(513) 755-4561

jpiton@atricure.com

AtriCure Reports Second Quarter 2011 Financial Results

Highlights

•	Record revenue of $16.8 million – 18% growth

•	International sales up 75% to a record $4.1 million

•	Awarded $1.0 million grant for the development and commercialization of a minimally invasive AtriClip system

•	Launch of cryoICE BOX during quarter

•	Initiating 3Q launch of advanced ablation clamp, Isolator Synergy Access®

WEST CHESTER, Ohio – August 2, 2011 – AtriCure, Inc. (Nasdaq: ATRC), a medical device company and a leader in cardiac surgical ablation systems and systems for the exclusion of the left atrial appendage, today announced financial results for the second quarter of 2011. Revenue was $16.8 million, reflecting 18.2 percent growth over the second quarter of 2010. Revenue from product sales in the United States was $12.7 million, reflecting growth of 6.9 percent, and international revenue was a record $4.1 million, reflecting 75.4 percent growth on a GAAP basis and 62.8 percent growth on a constant currency basis.

“We are encouraged by our operating performance and growth from the international markets which is attributable to our increased momentum in Europe and Asia. Our recently launched products are clearly capturing the interest of physicians in both the U.S. and the international markets, setting the foundation for sustained growth and continued market leadership,” said David J. Drachman, President and Chief Executive Officer. “In addition, we continue to work closely with the FDA in order to schedule an advisory committee (panel) meeting to review our PMA application, which would support an open-heart, concomitant atrial fibrillation approval.”

Second Quarter Financial Results

Revenue for the second quarter of 2011 was $16.8 million, an increase of $2.6 million or 18.2 percent, compared to second quarter 2010 revenue. Domestic revenue increased 6.9 percent to $12.7 million. Domestic revenue from ablation-related product sales was $11.3 million and revenue from sales of the AtriClip system was $1.3 million. International revenue was a record $4.1 million for the second quarter of 2011 compared to $2.3 million for the second quarter of 2010. International revenue growth of 75.4 percent was driven primarily by an increase in our direct markets in Europe and an increase in sales in Asia.

Gross profit for the second quarter of 2011 was $12.3 million compared to $11.2 million for the second quarter of 2010. Gross margin for the second quarter of 2011 was 73.2 percent compared to gross margin of 79.1 percent for the second quarter of 2010. The decrease in gross margin was primarily due to non-recurring costs related to the planned discontinuance of several products which are being replaced with next generation products, an increased mix of revenue from international sales, an increased mix of sales of the AtriClip system, and an increase in capital equipment sales.

Operating expenses for the second quarter of 2011 increased 11.9 percent, or $1.4 million, to $13.0 million from $11.7 million for the second quarter of 2010. The increase in operating expenses was primarily driven by a $0.5 million increase in clinical and regulatory related expenditures and activities and a $0.9 million increase in selling, general and administrative expenses, primarily due to an increase in selling personnel.

Loss from operations for the second quarter of 2011 was $0.8 million as compared to $0.4 million for the second quarter of 2010. Adjusted EBITDA, a non-GAAP measure, was $0.5 million for the second quarter of 2011. Net loss per share was $0.06 for the second quarter of 2011 compared to $0.05 for the second quarter of 2010.

Cash, cash equivalents and investments increased to $16.4 million at June 30, 2011 and cash used in operations during the first six months of 2011 was $0.5 million, an improvement of $1.4 million or 73.3 percent, compared to the first six months of 2010.

Other Business Updates

During July 2011 AtriCure was awarded $1.0 million from the Ohio Third Frontier Biomedical Program for its development and commercialization of a minimally invasive left atrial appendage exclusion system. The grant will be funded and recognized as the qualifying expenditures are incurred. “We believe this award supports our assertion that the market for left atrial appendage exclusion represents a large, unmet clinical need and we are excited to secure incremental spending to support our development and commercialization efforts,” said David Drachman.

Additionally, during the second quarter, AtriCure’s Isolator Synergy Access clamp received 510(k) clearance. Synergy Access has several competitive advantages, including articulation, and is designed to allow surgeons to more easily place the clamp into position during open-heart ablation procedures. AtriCure completed its initial user preference evaluations during the quarter and began a full commercial release of Synergy Access during the third quarter. Additionally, AtriCure anticipates that its new, highly featured cardiac cryosurgical ablation system, cryoICE BOX, will obtain 501(k) clearance and be available for full commercial release during the third quarter of 2011. cryoICE BOX was launched in Europe during the second quarter and a full commercial release in Europe is planned for the third quarter of 2011.

Conference Call

AtriCure will host a conference call at 10:00 a.m. Eastern Time on Tuesday, August 2, 2011 to discuss its second quarter 2011 financial results. A live web cast of the conference call will be available online, accessible from the investor relations page of AtriCure’s corporate web site at www.atricure.com.

Pre-registration is available and recommended for this call at the following URL:

https://www.theconferencingservice.com/prereg/key.process?key=PJTMGCPWR

You may also access this call through an operator by calling (888) 679-8040 for domestic callers and (617) 213-4851 for international callers at least 15 minutes prior to the call start time using reservation code 27186589.

The webcast will be available on AtriCure’s web site and a telephonic replay of the call will also be available through September 1, 2011. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. The reservation code is 88694746.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company and a leader in developing, manufacturing and selling innovative cardiac surgical ablation systems designed to create precise lesions, or scars, in cardiac, or heart, tissue and systems for the exclusion of the left atrial appendage. The Company believes cardiothoracic surgeons are adopting its ablation products for the treatment of atrial fibrillation, or AF, during concomitant open-heart surgical procedures and sole-therapy minimally invasive procedures. AF affects more than 5.5 million people worldwide and predisposes them to a five-fold increased risk of stroke. AtriCure is conducting clinical trials in support of an AF indication. However, to date, the FDA has not cleared or approved AtriCure’s products for the treatment of AF or a reduction in the risk of stroke.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures provide an indication of performance excluding certain items. Our management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and our management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses results of operations before these excluded items as a basis for its strategic planning. The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenue	$16,779,563	$14,192,312	$32,416,644	$28,144,112
Cost of revenue	4,502,085	2,963,673	8,246,362	6,236,309

Gross profit	12,277,478	11,228,639	24,170,282	21,907,803

Operating expenses:
Research and development expenses	2,878,876	2,422,443	5,823,223	5,080,371
Selling, general and administrative expenses	10,169,771	9,239,056	20,192,423	18,950,578

Total operating expenses	13,048,647	11,661,499	26,015,646	24,030,949

Loss from operations	(771,169)	(432,860)	(1,845,364)	(2,123,146)

Other expense	(166,276)	(331,537)	(360,629)	(652,392)

Loss before income tax (expense) benefit	(937,445)	(764,397)	(2,205,993)	(2,775,538)

Income tax (expense) benefit	(9,205)	(109)	(13,706)	1,681

Net loss	$(946,650)	$(764,506)	$(2,219,699)	$(2,773,857)

Basic and diluted net loss per share	$(0.06)	$(0.05)	$(0.14)	$(0.18)

Weighted average shares used in computing net loss per common share:
Basic and diluted	15,613,410	15,025,522	15,505,458	15,011,345

ATRICURE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2011	December 31, 2010
Assets

Current assets:
Cash, cash equivalents and short-term investments	$15,910,599	$12,570,737
Accounts receivable	9,898,929	9,480,064
Inventories	6,009,527	5,680,033
Other current assets	1,227,510	2,917,571

Total current assets	33,046,565	30,648,405

Property and equipment, net	2,281,640	2,723,227
Intangible assets	55,625	89,375
Long-term investments	509,681	—
Other assets	243,333	254,707

Total assets	$36,136,844	$33,715,714

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$9,068,942	$10,841,921
Current maturities of debt and capital lease obligations	1,533,899	2,193,356

Total current liabilities	10,602,841	13,035,277

Long-term debt and capital lease obligations	5,670,042	661,624
Other liabilities	2,942,717	3,282,883

Total liabilities	19,215,600	16,979,784

Stockholders’ equity:
Common stock	16,282	15,664
Additional paid-in capital	116,785,718	114,402,234
Other comprehensive income	100,536	79,625
Accumulated deficit	(99,981,292)	(97,761,593)

Total stockholders’ equity	16,921,244	16,735,930

Total liabilities and stockholders’ equity	$36,136,844	$33,715,714

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(2,219,699)	$(2,773,857)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	1,538,057	1,438,976
Depreciation and amortization	1,078,145	1,236,654
Write-off of deferred financing costs and discount on long-term debt	153,101	—
Amortization of deferred financing costs and discount on long-term debt	68,669	154,102
Loss on disposal of equipment	45,481	—
Change in allowance for doubtful accounts	17,576	(14,377)
Changes in assets and liabilities
Accounts receivable	(467,558)	(638,572)
Inventories	(268,930)	(1,247,449)
Other current assets	(253,612)	530,643
Accounts payable and accrued liabilities	(134,748)	(348,209)
Other non-current assets and liabilities	(60,383)	(222,081)

Net cash used in operating activities	(503,901)	(1,884,170)

Cash flows from investing activities:
Purchases of available-for-sale securities	(10,016,327)	(3,608,774)
Maturities of available-for-sale securities	6,050,000	5,298,491
Purchases of equipment	(638,120)	(1,037,008)
Net proceeds from the sale of equipment	89,476	—

Net cash (used in) provided by investing activities	(4,514,971)	652,709

Cash flows from financing activities:
Proceeds from borrowings of debt	7,500,000	—
Payments on debt and capital leases	(3,278,274)	(1,113,078)
Proceeds from stock option exercises	1,040,258	34,754
Payment of debt fees	(75,719)	(65,597)
Proceeds from issuance of common stock under employee stock purchase plan	345,852	225,084
Shares repurchased for payment of taxes on stock awards	(522,528)	—

Net cash provided by (used in) financing activities	5,009,589	(918,837)

Effect of exchange rate changes on cash and cash equivalents	(109,505)	98,979

Net decrease in cash and cash equivalents	(118,788)	(2,051,319)

Cash and cash equivalents—beginning of period	4,230,709	8,905,425

Cash and cash equivalents—end of period	$4,111,921	$6,854,106

ATRICURE, INC.

RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS

(Unaudited)

Reconciliation of Non-GAAP Adjusted Earnings (Adjusted EBITDA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net loss, as reported	$(946,650)	$(764,506)	$(2,219,699)	$(2,773,857)
Income tax expense (benefit)	9,205	109	13,706	(1,681)
Other expense (a)	166,276	331,537	360,629	652,392
Depreciation and amortization expense	548,399	605,941	1,078,145	1,236,654
Share-based compensation expense	734,650	626,946	1,538,057	1,438,976

Non-GAAP adjusted earnings (adjusted EBITDA)	$511,880	$800,027	$770,838	$552,484

	Three Months Ended June 30,		Six Months Ended June 30,
(a) Other includes:	2011	2010	2011	2010

Net interest expense	$(167,890)	$(208,586)	$(472,156)	$(464,946)
Grant income	4,060	—	24,213	—
Gain (loss) due to exchange rate fluctuation	40,257	(95,746)	136,288	(159,952)
Non-employee stock option expense	(42,703)	(27,205)	(48,974)	(27,494)

Other expense	$(166,276)	$(331,537)	$(360,629)	$(652,392)